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                         May 3, 2022

       Jennifer Simpson, Ph.D.
       Chief Executive Officer
       Panbela Therapeutics, Inc.
       712 Vista Boulevard #305
       Waconia, Minnesota 55387

                                                        Re: Panbela
Therapeutics, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 29,
2022
                                                            File No. 001-39468

       Dear Dr. Simpson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Office of Life Sciences
       cc:                                              W. Morgan Burns, Esq.